CONSULTING AGREEMENT

      This consulting agreement is dated July __, 2004, and is between PHOENIX INTERESTS, INC., a Nevada corporation (“Phoenix”), and PATRICK BROWN (“Consultant”).

      The parties agree as follows:

     1.     Engagement.      Phoenix hereby engages Consultant to serve as an independent contractor of Phoenix on the terms stated in this agreement, and Consultant hereby accepts that engagement. Consultant’s engagement begins on the date of this agreement and ends at midnight at the end of July 31, 2005, unless earlier terminated in accordance with this agreement.

     2.     Duties; Conduct.

          (a)      During Consultant’s engagement, Consultant will be responsible for such matters as Phoenix assigns to him in its sole discretion.

          (b)      Consultant shall perform services under this agreement faithfully and diligently and to the best of his ability and shall not take any action or conduct himself in any manner that would reasonably be expected to harm the reputation or goodwill of Phoenix.

     3.     Compensation.      As compensation for services to be provided by Consultant under this agreement, Phoenix shall pay Consultant $10,000 per month, to be paid no later than the 20th day of each month in which Consultant renders services under this agreement, except that Phoenix shall pay on the date of this agreement the payment for the month in which falls the date of this agreement. No later than ten days after the end of each month in which Consultant renders services under this agreement, Consultant shall provide Phoenix with an invoice for services rendered that month.

     4.     Expenses.      If Consultant itemizes in an invoice submitted in accordance with section 3 any business expenses incurred by Consultant in connection with any services performed by Consultant under this agreement, and if Consultant includes with that invoice copies of receipts for those expenses, Phoenix shall reimburse Consultant for those expenses no later than the 20th day of the month in which that invoice is submitted, except that Phoenix is not required to reimburse Consultant for any individual expense item in the amount of $100 or more, or expenses incurred in any given month aggregating $250 or more, unless Phoenix consented in advance and in writing (including by e-mail) to Consultant incurring those expenses.

     5.     Termination.      Either party may terminate this agreement for any reason on 30 entire days’ prior written notice to the other party. On termination, Phoenix shall pay to Consultant the compensation provided for in section 3 through the end of the month in which this agreement was terminated. If this agreement is terminated sooner than May 1, 2005, on termination Phoenix shall pay to Consultant, in addition and at the same time as any other amounts it is required to pay Consultant, $20,000.

     6.     No Violation.      Consultant’s execution and delivery of this agreement and performance of his obligations under this agreement do not and will not constitute breach of any contract to which Consultant is a party or by which any properties or assets of Consultant are bound.

     7.     Nature of Relationship.

          (a)      In rendering services under this agreement, Consultant will be an independent contractor and will not be considered as having an employee status or being entitled to participate in any Phoenix employee plans, arrangements, or distributions.

          (b)      As an independent contractor, Consultant will be solely responsible for determining the means and methods used by Consultant in performing services under this agreement. All of Consultant’s activities will be at his own risk and he will be solely responsible for arrangements to guard against physical, financial, and other risks.

          (c)      Consultant shall not act as an agent for Phoenix and is not authorized to enter into any agreements, incur any obligations on behalf of Phoenix, or bind Phoenix in any matter whatsoever, unless Phoenix gives its consent, in advance and in writing (including by e?mail).

          (d)      Except as otherwise required by law, Phoenix shall not withhold from any compensation paid to Consultant under this agreement any amounts in respect of Social Security or other federal, state or local tax liabilities or contributions. Consultant will be solely responsible for all withholding, liabilities, and contributions required in connection with any compensation paid to Consultant under this agreement.

          (e)      Notwithstanding the parties’ intention that Consultant be an independent contractor and not be an employee of Phoenix, the parties recognize that the applicable law and proper application thereof is not always clear. Consultant acknowledges that if he is classified as an employee under any such law, he will remain ineligible to participate in any pension, profit-sharing (including 401(k)), health, life, or all other employee benefit plans of Phoenix, and Consultant waives any right to any such benefits. The compensation to be paid to Consultant under this agreement takes into account the fact that Consultant is ineligible to participate in such plans and constitutes part of the consideration for this waiver.

          (f)      Phoenix shall indemnify Consultant from any liabilities arising after the date of this agreement solely as a result of Consultant’s performing services under this agreement, unless those liabilities are the result of Consultant’s gross negligence or willful misconduct. Consultant shall indemnify Phoenix from any liabilities arising after the date of this agreement solely as a result of Consultant’s performing services under this agreement if those liabilities are the result of Consultant’s gross negligence or willful misconduct.

          (g)      Consultant and Phoenix acknowledge that at some point in time it may be in the best interests of Consultant and Phoenix for Consultant to become an employee of Phoenix rather than an independent contractor. Such a change in status would require the agreement of the parties.

     8.     Propriety Information.

          (a)      Consultant acknowledges that during the course of his engagement with Phoenix he will necessarily have access to and make use of proprietary information of Phoenix and its subsidiaries. Consultant shall not during his engagement or at any time thereafter directly or indirectly use for his own purpose or for the benefit of any person or entity other than Phoenix and its subsidiaries, and shall not otherwise disclose, any proprietary information to any person or entity, unless that disclosure has been authorized in writing by Phoenix or is otherwise required by law. On termination of this agreement, Consultant shall promptly deliver to Phoenix any proprietary information of Phoenix or any of its subsidiaries then in his possession or under his control.

          (b)      Consultant acknowledges that the term “proprietary information” includes but is not limited to the following:

                (1)      any software products, programs, applications, and processes proprietary to Phoenix or any of its subsidiaries;

                (2)      the name and/or address of any of customers, vendors, or affiliates of Phoenix or any of its subsidiaries or any information concerning the transactions or relations of any of customers, vendors, or affiliates of Phoenix or any of its subsidiaries with Phoenix or any of its subsidiaries or any of partners, shareholders, principals, directors, officers, employees, or agents of Phoenix or any of its subsidiaries;

                (3)      any information concerning any product, technology, or procedure employed by Phoenix or any of its subsidiaries but not generally known to its customers, vendors, or competitors, or under development by or being tested by Phoenix or any of its subsidiaries but not at the time offered generally to customers or vendors;

                (4)      any information relating to computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements, or business plans of Phoenix or any of its subsidiaries;

                (5)      any information that is generally regarded as confidential or proprietary in any line of business engaged in by Phoenix or any of its subsidiaries;

                (6)      any business plans, budgets, or advertising or marketing plans of Phoenix or any of its subsidiaries;

                (7)      any information regarding the location or value of any of the company’s assets;

                (8)      any information contained in any written or oral policies and procedures or manuals of Phoenix or any of its subsidiaries;

                (9)      any information belonging to customers, vendors, or affiliates of Phoenix or any of its subsidiaries or any other person or entity which Phoenix or any of its subsidiaries has agreed to hold in confidence; and

                (10)      all written, graphic, and other material relating to any of the foregoing.

          (c)      Consultant acknowledges and understands that information that is not novel or copyrighted or patented may nonetheless be proprietary information.

          (d)      The term “proprietary information” does not include information generally available to and known by the public or information that is or becomes available to Consultant on a non-confidential basis from a source other than Phoenix or any of its subsidiaries or any partner, shareholder, principal, director, officer, employee, or agent of Phoenix or any of its subsidiaries (other than as a result of a breach of any obligation of confidentiality).

     9.     Work Product.

          (a)      All Work Product will be the exclusive property of Phoenix. If any of the Work Product would not, by operation of law or otherwise, be considered the exclusive property of Phoenix, or if ownership of the entire interest in the legal rights therein would not otherwise vest exclusively in Phoenix, Consultant hereby assigns to Phoenix, and upon the future creation thereof will automatically assign to Phoenix, without further consideration, the ownership of all that Work Product. Phoenix may obtain and hold in its own name copyrights, patents, registrations, and any other protection available with respect to Work Product. Consultant will promptly disclose any and all Work Product to Phoenix. Consultant shall perform, during or after termination of Consultant's engagement by Phoenix, and without requiring Phoenix to provide any further consideration therefor, such further acts requested by Phoenix as are be necessary or desirable, in Phoenix’s sole discretion, to transfer, perfect, or defend Phoenix’s ownership of the Work Product.

          (b)      For purposes of this agreement, “Work Product” means all discoveries, designs, trade secrets, trademarks, data, materials, formulas, research, documentation, computer programs, communication systems, audio systems, system designs, inventions (whether or not patentable), copyrightable subject matter, works of authorship, and other proprietary information or work product (including all worldwide rights therein under patent, copyright, trademark, trade secret, confidential information, moral rights and other property rights) that Consultant makes or conceives, either solely or jointly with others, while providing services to Phoenix or any of its subsidiaries under this agreement or with the use of the time, material, or facilities of Phoenix or any of its subsidiaries or relating to any actual or anticipated business of Phoenix or any of its subsidiaries known to Consultant while engaged by Phoenix under this agreement or suggested by or resulting from any task assigned to Consultant or work performed by Consultant for or on behalf of Phoenix or any of its subsidiaries under this agreement.

     10.     No Competition.

          (a)      During the term of this agreement and the following six-month period, Consultant shall not, directly or indirectly, own, manage, operate, join, control, participate in, invest in, or otherwise be connected or associated with, in any manner, including as an officer, director, employee, independent contractor, stockholder, member, partner, consultant, advisor, agent, proprietor, trustee, or investor, any Competing Business located in the continental United States, except that ownership of 2% or less of the stock or other securities of a corporation, the stock of which is listed on a national securities exchange or is quoted on the NASDAQ Stock Market, will not constitute a breach of this section 10(a), on condition that Consultant does not in fact have the power to control, or direct the management of, or is not otherwise associated with, such corporation. If Phoenix terminates this agreement less than seven months after the date of this agreement, the non-compete period will be reduced to three months.

          (b)      For purposes of this agreement, “Competing Business” means any business that is related to buying or selling thoroughbred horses, developing or marketing online pari-mutuel wagering, or any other business that Phoenix or any of its subsidiaries is engaged in during the term of this agreement and in connection with which Consultant renders services under this agreement.

     11.     Enforcement.      Consultant acknowledges that, by virtue of his position, his services, and his access to and use of confidential records and proprietary information, any violation by him of any of the undertakings contained in section 8, 9, or 10 would cause Phoenix immediate, substantial, and irreparable injury for which it has no adequate remedy at law. Accordingly, Consultant consents to entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in section8, 9, or10, without any requirement of posting of bond. Phoenix’s rights and remedies under this section 11 are cumulative and are in addition to rights and remedies otherwise available to Phoenix under this agreement or under any other agreement or applicable law.

     12.     Personal Property.      Consultant acknowledges that any personal property, such as a computer, that Phoenix provides to Consultant in connection with his provision of services under this agreement will remain the property of Phoenix, and Consultant must return all such property to Phoenix on termination of this agreement.

     13.     Notices.

          (a)      Every notice or other communication required or contemplated by this agreement must be in writing and sent by a party or one of its attorneys by one of the following methods:

                (1)      certified or registered mail, postage prepaid, return receipt requested, in which case delivery will be deemed to occur the day it is officially recorded by the U.S. Postal Service as delivered to, or rejected by, the intended recipient; or

                (2)      next-day delivery to a U.S. address by recognized overnight delivery service such as Federal Express, in which case delivery will be deemed to occur upon receipt.

          (b)      In each case, a notice or other communication sent to a party must be directed to the address for that party set forth below, or to another address designated by that party by written notice:

                 if to Phoenix:

                Phoenix Interests, Inc.
                One RiverPointe Plaza
                Suite 706
                Jeffersonville, IN 47131
                Attention: James D. Tilton, Jr.

                 with a copy to:

                Lehman & Eilen LLP
                50 Charles Lindbergh Blvd.
                Uniondale, New York 11553
                Attention: Hank Gracin, Esq.

                 if to Consultant:

                Patrick Brown
                11637 Schmidt Lane
                Richwood, KY 41094

     14.     Jurisdiction; Service of Process.      Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this agreement must be brought against either party in the courts of the State of Indiana, County of Clark, and each party consents to the jurisdiction of those courts (and of the appropriate appellate courts) in any such action or proceeding and waives any defense that any of those courts lacks jurisdiction, that venue is improper, that the forum is inconvenient, or any other such defense.

     15.     Governing Law.      This agreement is governed by the law of the State of Indiana without giving effect to principles relating to conflicts of law.

     16.     Entire Agreement.      This agreement constitutes the entire agreement between the parties and cannot be altered except in a writing signed by the parties. The parties acknowledge that they entered into this agreement voluntarily, that they fully understand all of its provisions, and that no representations were made to induce execution of this agreement that are not expressly contained in this agreement.

      The undersigned are executing this agreement on the date stated in the introductory clause.

PHOENIX INTERESTS, INC.

By:
James D. Tilton, Jr. President

PATRICK BROWN